EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS
GRAND LUX CAFE IN BOCA RATON, FLORIDA
Company Reiterates New Restaurant Opening Target for Fiscal 2006

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS (818) 871-3000

Calabasas Hills, CA — September 26, 2006 — The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its eighth Grand Lux Cafe at the Town Center at Boca Raton in Boca Raton, Florida on September 25, 2006.  The restaurant contains approximately 11,000 square feet and 310 seats.

The Company also reiterated its target to open as many as 21 new restaurants in fiscal 2006, including one Grand Lux Cafe.  Eight new restaurants have been opened to date this fiscal year, and as many as 13 additional restaurants will open in the fourth quarter of fiscal 2006.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 110 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates eight upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name. For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100